[MOSS ADAMS]

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Post-Qualification Offering Circular Amendment No. 3 to the Offering Statement on Form 1-A of Mackenzie Realty Capital, Inc. of our report dated September 28, 2023, relating to the consolidated financial statements of Mackenzie Realty Capital, Inc. We also consent to the reference to us under the heading “Independent Auditors” in such Offering Statement.

Campbell, California
November 13, 2023